Exhibit 99.1
MEDCATH CONTACTS:
O. Edwin French
President & Chief Executive Officer
(704) 708-6600
JEFF HINTON TO LEAVE MEDCATH
Art Parker Named Interim Chief Financial Officer
     CHARLOTTE, N.C., June 5, 2009 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, today announced that Art Parker, Senior Vice President, Finance and Development, has been named Interim Chief Financial Officer. Parker replaces Jeff Hinton, whose employment with MedCath has ended effective immediately.
     “Art has been a long-time participant as a member of senior management and is well-known to the investor community, banking community, and throughout MedCath as a very capable financial manager,” said Ed French, MedCath’s President and Chief Executive Officer. “He is very much engaged in all of our assets and has worked closely over the past years with our very capable accounting and finance team. I’m delighted to have him step up and provide leadership as Interim CFO.”
     MedCath has engaged an executive search firm to identify a permanent Chief Financial Officer candidate.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 755 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.